Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Gary Qualmann	Bob Lentz
	(614) 409-4832	(614) 876-1900
AirNet Systems, Inc. Reports First Quarter 2006 Results
COLUMBUS, Ohio — May 15, 2006 — AirNet Systems, Inc. (AMEX: ANS) today reported net income of $1.7 million, or $0.17 per diluted share, for the first quarter 2006 versus $1.5 million, or $0.15 per diluted share, a year ago.
Total net revenues were $49.5 million for the three months ended March 31, 2006 compared to $49.9 million for the same period last year. A $1.9 million increase in Delivery Services revenues was offset by a $2.6 million decline in Passenger Charter Services revenues versus the first quarter 2005.
Income from operations was $3.7 million for the first quarter 2006 compared to $3.8 million the prior year.
First Quarter 2006 Results
Delivery Services
Bank Services revenues increased 3.6% to $28.3 million for the first quarter 2006 from $27.3 million for the same period last year. Higher fuel surcharge revenues coupled with rate increases exceeded the impact of a 4% decline in total pounds shipped per flying day. The number of flying days was the same for both periods in 2006 and 2005.
Express Services revenues for the first quarter 2006 were $14.0 million or 7.2% higher than the prior year, due to higher fuel surcharge revenues. For the first quarter 2006, Express Services revenues represented 33.2% of Delivery Services revenues compared to 32.4% for the comparable period last year.
Passenger Charter Services
Passenger Charter Services revenues declined to $6.7 million for the first quarter 2006 from $9.3 million a year ago. Approximately $2.0 million of the $2.6 million decline was caused by the termination of contracts to manage two Challenger aircraft during the third quarter 2005. The number of Passenger Charter Services’ flight hours for the first quarter 2006 was 28% below the prior year, primarily due to the terminated aircraft contracts.
There were 14 Learjet aircraft in the Passenger Charter Services fleet at March 31, 2006, including 9 owned and 5 operated under management contracts. On the same date last year, the Passenger Charter Services fleet included the same number of owned and managed Learjet aircraft plus the 2 Challenger aircraft operated under management contracts.
Costs and Expenses
Total costs and expenses declined slightly to $45.7 million for the first quarter 2006 from $46.1 million for the same period last year. This year-over-year decrease was principally due to a decline in costs and expenses related to Passenger Charter Services. Selling, general and administrative expenses declined $1.0 million due to lower incentive compensation accruals. Insurance, rent and landing fees were $0.4 million below the first quarter 2005 due to a reduction in flight hours for the cargo airline and Passenger Charter Services fleet, which contributed to a decline in landing and tie-down fees, and lower insurance expense. Travel, training and other expense declined approximately $0.4 million while aircraft maintenance expense declined approximately $0.3 million compared to the first quarter 2005.
Higher expenses were incurred for aircraft fuel and contracted air costs during the first quarter 2006 versus a year ago. Aircraft fuel expense, a substantial portion of which the Company seeks to recover through fuel surcharges, was $0.4 million above the first quarter 2005 due to increased fuel prices, which more than offset a decline in fuel consumption from the reduction in flight hours. Average jet fuel prices for the first quarter 2006 were 31% above the Company’s primary fuel index compared to the same period last year. Contracted air costs rose $0.9 million versus the first quarter 2005 primarily due to the use of a higher number of third-party air operators for certain Delivery Services routes. The Company has increased the number of contracted air routes to achieve a more variable cost structure. Ground courier costs, which increased $0.3 million for the first quarter 2006 versus the same period last year, were particularly impacted from higher fuel costs experienced by the Company’s vendors. Other categories of costs and expenses were relatively comparable in the first quarter 2006 versus the first quarter 2005.
Interest Expense and Total Debt Outstanding
Interest expense was $1.0 million for the first quarter 2006 versus $0.9 million for the first quarter 2005. Higher interest rates during the first quarter 2006 were partially offset by lower debt outstanding. The expense for 2005 is net of Rickenbacker facility construction interest capitalized of approximately $0.2 million. At March 31, 2006, the Company’s debt outstanding was $54.6 million compared to $64.8 million on the same date last year.
Income Taxes
The provision for income taxes in the first quarter 2006 declined $0.4 million from the same period in 2005 as a result of an anticipated lower annual effective tax rate in 2006, due to changes in the valuation allowance for deferred tax assets. The effective tax rate for the first quarter 2006 was 37.2% compared to 48.6% in the first quarter of 2005.
AirNet Systems, Inc.
AirNet Systems, Inc. focuses the Company’s resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The Company’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan(s)”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration

(“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; the Company’s ability to successfully implement its plans to increase the number of contracted air routes to achieve a more variable cost structure, disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; the impact of unusual items resulting from ongoing evaluation of AirNet’s business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosure included in “Item 1A — Risk Factors” of Part I and the disclosure in the section captioned “Forward-looking statements” in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AIRNET SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

	Three Months Ended
In thousands, except per share data	March 31,
	2006	2005
NET REVENUES
Delivery services, net of excise tax:
Bank services	$28,284	$27,293
Express services	14,044	13,105

Total delivery services revenues	42,328	40,398

Passenger charter services	6,749	9,328
Aviation services and other operations	377	167

Total net revenues	49,454	49,893

COSTS AND EXPENSES
Wages and benefits	6,243	6,204
Aircraft fuel	8,701	8,254
Aircraft maintenance	5,069	5,387
Contracted air costs	4,169	3,268
Ground courier	8,179	7,889
Depreciation	3,700	3,642
Insurance, rent and landing fees	2,164	2,562
Travel, training and other	3,013	3,443
Selling, general and administrative	4,512	5,487
Net gain on disposition of assets	(8)	(50)

Total costs and expenses	45,742	46,086

Income from operations	3,712	3,807
Interest expense	1,025	855

Income before income taxes	2,687	2,952
Provision for income taxes	1,000	1,435

Net income	$1,687	$1,517

Net income per share — basic and diluted	$0.17	$0.15

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